SCHEDULE 13G

                                 (RULE 13d-102)

    INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(b),
        (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ___)*

                                Featherlite, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   313054 10 8
     -----------------------------------------------------------------------
                                 (CUSIP Number)

                                November 3, 2002
     -----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]    Rule 13d-1(b)
         [X]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages

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  CUSIP NO.   313054 10 8                                    13G                                         PAGE  2 OF  4 PAGES
---------------------------                                                                            -----------------------

------------- ----------------------------------------------------------------------------------------------------------------
1             NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

              Bulk Resources, Inc.   (36-4467045)
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2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                     (a) [ ]
                                                                                                                      (b) [ ]

------------- ----------------------------------------------------------------------------------------------------------------
3             SEC USE ONLY

------------- ----------------------------------------------------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION
              Nevada
------------- ----------------------------------------------------------------------------------------------------------------
       NUMBER OF          5         SOLE VOTING POWER         799,840 shares which may be acquired within the next 60

         SHARES                     days upon the exercise of warrants or conversion of debt
                          --------- ------------------------------------------------------------------------------------------
      BENEFICIALLY        6         SHARED VOTING POWER

        OWNED BY
                          --------- ------------------------------------------------------------------------------------------
          EACH            7         SOLE DISPOSITIVE POWER      799,840 shares which may be acquired within the next 60

       REPORTING                    days upon the exercise of warrants or conversion of debt
                          --------- ------------------------------------------------------------------------------------------
         PERSON           8         SHARED DISPOSITIVE POWER

          WITH
------------- ----------------------------------------------------------------------------------------------------------------
9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              799,840 shares which may be acquired within the next 60 days upon the exercise of warrants or conversion of debt
------------- ----------------------------------------------------------------------------------------------------------------
10            CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                         [ ]


------------- ----------------------------------------------------------------------------------------------------------------
11            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

              10.9%
------------- ----------------------------------------------------------------------------------------------------------------
12            TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

              CO
------------- ----------------------------------------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.


ITEM 1(a)   NAME OF ISSUER:

            Featherlite, Inc.


ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            Highways 63 and 9
            Cresco, Iowa  52136


ITEM 2(a)   NAME OF PERSON FILING:

            See Cover Page Item 1


ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            3108 Central Drive
            Plant City, Florida  33567


ITEM 2(c)   CITIZENSHIP:

            See Cover Page Item 4


ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock


ITEM 2(e)   CUSIP NO.:

            See Cover Page


ITEM 3      STATEMENT FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c):

            Not applicable


ITEM 4      OWNERSHIP

            See Cover Page Items 5 through 11


ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable


                                Page 3 of 4 Pages

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable


ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable


ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

            Not applicable


ITEM 10     CERTIFICATIONS:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                    November 17, 2002
                                         ---------------------------------------
                                                         (Date)

                                         BULK RESOURCES, INC.


                                         By:  /s/ Terrance N. Taylor
                                            ------------------------------------
                                                        (Signature)

                                              Terrance N. Taylor, President
                                            -----------------------------------
                                                     (Name and title)


                               Page 4 of 4 Pages